Exhibit 4.8

ROTECH HEALTHCARE INC.

NONEMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

ARTICLE I

PURPOSE

The purpose of this Rotech Healthcare Inc. Nonemployee Director Restricted Stock Plan (the “Plan”) is to benefit the shareholders of Rotech Healthcare Inc., a Delaware corporation (the “Company”), by assisting the Company to attract, retain and provide incentives to nonemployee directors of the Company and its Affiliates, and to align the interests of such nonemployee directors with those of the Company’s shareholders.

ARTICLE II

DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

“Affiliate” shall mean any person or entity which, at the time of reference, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulation under such section.

“Committee” shall mean the Compensation Committee of the Board.

“Common Stock” shall mean the Company’s common stock, par value $0.0001 per share, of the Company.

“Company” shall mean Rotech Healthcare Inc., a Delaware corporation, and any successor thereto.

“Director” shall mean a member of the Board or a member of the board of directors of an Affiliate.

“Effective Date” shall mean August 1, 2004.

“Employee” shall mean any person employed by the Company or an Affiliate.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” per share of Company Stock (“Share”) as of a particular date shall mean, unless otherwise determined by the Committee:

(i) the closing sales price per Share on a national securities exchange for the business day preceding the exercise date on which there was a sale of Shares on such exchange;

(ii) if clause (i) does not apply and the Shares are then quoted on the National Association of Securities Dealers Automated Quotation system (known as “NASDAQ”), the closing price per Share as reported on such system for the business day preceding the exercise date on which a sale was reported;

(iii) if clause (i) or (ii) does not apply and the Shares are then traded on an over-the-counter market, the closing price for the Shares in such over-the-counter market for the business day preceding the exercise date; or

(iv) if the Shares are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Board in its sole discretion may reasonably determine.

“Family Member” shall mean any child, stepchild, grandchild, parent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

“Holder” shall mean a Nonemployee Director who has been granted a Restricted Stock Award or any such Nonemployee Director’s beneficiary, estate or representative, to the extent applicable.

“Nonemployee Director” shall mean a Director who is not an Employee.

“Plan” shall mean this Rotech Healthcare Inc. Nonemployee Director Restricted Stock Plan, as amended from time to time, together with each of the Restricted Stock Award Agreements utilized hereunder.

“Restricted Stock Award” shall mean an award granted under the Plan of shares of Common Stock, the transferability of which by the Holder shall be subject to Transfer Restrictions.

“Restricted Stock Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

“Restriction Period” shall mean the period of time for which shares of Common Stock subject to a Restricted Stock Award shall be subject to Transfer Restrictions, as set forth in the applicable Restricted Stock Award Agreement.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

“Totally and Permanently Disabled” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, all as described in Section 22(e)(3) of the Code and determined in the sole discretion of the Committee.

“Transfer Restrictions” shall mean restrictions on the transferability of shares of Common Stock awarded to a Nonemployee Director under the Plan pursuant to a Restricted Stock Award Agreement.

ARTICLE III

EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the Effective Date.

ARTICLE IV

ADMINISTRATION

Section 4.1 Committee. The Plan shall be administered by the Committee. If a member of the Committee shall be eligible to receive a Restricted Stock Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Restricted Stock Award.

Section 4.2 Powers. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Restricted Stock Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, and to make all determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Restricted Stock Award Agreement in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive.

Section 4.3 Committee Action. In the absence of specific rules to the contrary, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting.

ARTICLE V

STOCK SUBJECT TO PLAN AND LIMITATIONS THEREON

Section 5.1 Stock Grant and Award Limits. The aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed two hundred thousand (200,000) shares. Shares shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to a Restricted Stock Award. To the extent that a Restricted Stock Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Restricted Stock Award shall again be available for the grant of a new Restricted Stock Award.

Section 5.2 Stock Offered. The stock to be offered pursuant to the grant of a Restricted Stock Award may be authorized but unissued Common Stock, Common Stock purchased on the open market or Common Stock previously issued and outstanding and reacquired by the Company.

ARTICLE VI

RESTRICTED STOCK AWARDS; TERMINATION OF

NONEMPLOYEE DIRECTOR STATUS

Section 6.1 Awards Formula. On or following the Effective Date, each Nonemployee Director shall receive (i) a Restricted Stock Award for 8,000 shares of Common Stock for his or her initial year as a Nonemployee Director, provided that such directorship commences on or after the Effective Date, (ii) a Restricted Stock Award for 4,000 shares of Common Stock for each year commencing on or after the Effective Date during which he or she continues to serve as a Nonemployee Director and (iii) in the event that the Chairman of the Board is also a Nonemployee Director, in lieu of any other Restricted Stock Award to be granted hereunder, such director shall receive a Restricted Stock Award for 12,000 shares of Common Stock for each year he or she serves in such capacity. In an individual’s initial year as a Nonemployee Director, it is intended that he or she shall only receive the Restricted Stock Award referred to in clause (i) above and not both of the Restricted Stock Awards referred to in clauses (i) and (ii) above.

Section 6.2 Termination of Nonemployee Director’s Board Membership. If a Holder’s membership on the Board is terminated pursuant to his or her (i) removal by the Board for “Cause” (as defined in Section 6.3), (ii) not being renominated for Board membership for the next succeeding year for “Cause,” (iii) being nominated for Board membership for the next succeeding year but not being reelected for Board membership for such year by the Company’s shareholders, or (iv) resignation from the Board within twelve (12) months of his or her receipt of the applicable Restricted Stock Award, in any such case, prior to the actual or deemed satisfaction and/or lapse of the Transfer Restrictions applicable to such Restricted Stock Award, then such Restricted Stock shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock. In addition, should a Holder die or become Totally and Permanently Disabled, all of his or her Restricted Stock shall thereupon become fully vested and the Transfer Restrictions applicable to his or her Restricted Stock Award shall immediately be cancelled.

Section 6.3 “Cause” Definition. For purposes of the Plan, a Nonemployee Director’s membership on the Board may be terminated for “Cause,” as determined by a vote of the majority of the other members of the Board, for his or her (i) act or acts of willful misconduct or misrepresentation, fraud or willful dishonesty involving the Company, (ii) material, willful and knowing violation or violations of the Nonemployee Director’s fiduciary duty to the Company; or (iii) conviction of, or pleading nolo contendere or guilty to a felony; provided, however, in the case of clauses (i) and (ii) only, solely after the Nonemployee Director has been granted, if requested thereby, a hearing by the Board, in which he or she may be represented by legal counsel, and, if acceptable to the majority of the remaining Board, a reasonable cure opportunity.

Section 6.4 Special Termination Rule. Except to the extent inconsistent with the terms of the applicable Restricted Stock Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s status as a Nonemployee Director shall terminate other than for “Cause”, if, within ninety (90) days of such termination, such Holder shall become an Employee, or such Holder’s rights with respect to any Restricted Stock Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee for the entire period during which such Restricted Stock Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Nonemployee Director status had terminated until such time as his or her Employee status shall terminate, in which case his or her Restricted Stock Award, as it may have been reduced in connection with the Holder’s becoming an Employee, shall be treated pursuant to the provisions of Section 6.2. Should a Holder’s status as an Employee terminate, if, within ninety (90) days of such termination, such Holder shall again become a Nonemployee Director, such Holder’s rights with respect to any Restricted Stock Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Nonemployee Director, as applicable, for the entire period during which such Restricted Stock Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Employee status had terminated until such time as his or her Nonemployee Director status, as applicable, shall terminate, in which case his or her Restricted Stock Award shall be treated pursuant to the provisions of Section 6.2.

ARTICLE VII

AWARDS

Section 7.1 Restriction Period. All Restricted Stock Awards shall be subject to a Restriction Period pursuant to which the Transfer Restrictions shall lapse, provided that the Holder shall continue to be a Nonemployee Director, upon the earlier of (a) the one-year anniversary of the date on which the applicable Restricted Stock Award was made, or (b) the date of the next meeting of the shareholders of the Company at which directors are elected, following the date on which the applicable Restricted Stock Award was made. Notwithstanding the foregoing, if a Holder resigns from the Board more than six (6) months after his or her receipt of a Restricted Stock Award, then the Transfer Restrictions shall lapse with respect to all of the shares of Common Stock subject to such Restricted Stock Award.

Section 7.2 Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. If provided for under the Restricted Stock Award Agreement, the Holder shall have the right to vote Common Stock subject thereto and to enjoy all other shareholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Restriction Period shall have expired, (ii) the Company shall retain custody of the stock certificate during the Restriction Period, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Common Stock during the Restriction Period, (iv) the Holder shall be entitled to receive dividends on the Common Stock during the Restriction Period and (v) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award Agreement shall cause a forfeiture of the Restricted Stock Award.

Section 7.3 Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

Section 7.4 Restricted Stock Award Agreements. At the time any Restricted Stock Award is made under this Article VII, the Company and the Holder shall enter into a Restricted Stock Award Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

ARTICLE VIII

RECAPITALIZATION OR REORGANIZATION

Section 8.1 Adjustments to Common Stock. The shares with respect to which Restricted Stock Awards may be granted under the Plan are shares of Common Stock as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of a Restricted Stock Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Restricted Stock Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

Section 8.2 Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Restricted Stock Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Restricted Stock Award, in lieu of the number of shares of Common Stock then covered by such Restricted Stock Award, the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Restricted Stock Award.

Section 8.3 Other Events. In the event of changes to the outstanding Common Stock by reason of recapitalization, reorganization, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Restricted Stock Award and not otherwise provided for under this Article VIII, any outstanding Restricted Stock Awards and any Restricted Stock Award Agreements evidencing such Restricted Stock Awards shall be subject to adjustment by the Committee in its discretion as to the number and price of shares of Common Stock or other consideration subject to such Restricted Stock Awards. In the event of any such change to the outstanding Common Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee, the determination of which shall be conclusive.

Section 8.4 Powers Not Affected. The existence of the Plan and the Restricted Stock Awards granted hereunder shall not affect in any way the right or power of the Board or of the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

Section 8.5 No Adjustment for Certain Restricted Stock Awards. Except as hereinabove expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Restricted Stock Awards, and no adjustment by reason thereof shall be made with respect to the number of shares of Common Stock subject to Restricted Stock Awards theretofore granted or the purchase price per share, if applicable.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares for which Restricted Stock Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that no change in any Restricted Stock Award theretofore granted may be made which would materially and adversely impair the rights of a Holder without the consent of the Holder.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Right to Restricted Stock Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give a Nonemployee Director any right to a Restricted Stock Award except as may be evidenced by a Restricted Stock Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

Section 10.2 No Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Nonemployee Director any right with respect to continuation of such Nonemployee Director’s membership on the Board, or (ii) interfere in any way with the right of the Board to terminate a Nonemployee Director’s Board membership at any time.

Section 10.3 Other Laws. The Company shall not be obligated to issue any Common Stock pursuant to any Restricted Stock Award granted under the Plan at any time when the shares covered by such Restricted Stock Award have not been registered under the Securities Act of 1933 and under such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel of the Company, if there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid.

Section 10.4 No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Restricted Stock Award made under the Plan. No Nonemployee Director’s beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

Section 10.5 Restrictions on Transfer. No Restricted Stock Award under the Plan or any Restricted Stock Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) by gift to any Family Member of the Holder.

Section 10.6 Beneficiary Designations. Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with a Restricted Stock Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

Section 10.7 Rule 16b-3. It is intended that, at any time when the Common Stock is listed on a national securities exchange or quoted on NASDAQ, the Plan and any Restricted Stock Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Restricted Stock Award would disqualify the Plan or such Restricted Stock Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Restricted Stock Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

Section 10.8 Limits of Liability. Any liability of the Company with respect to a Restricted Stock Award shall be based solely upon the contractual obligations created under the Plan and the Restricted Stock Award Agreement. Neither the Company nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

Section 10.9 Governing Law. Except as otherwise provided herein, the Plan shall be construed in accordance with the laws of the State of Delaware.

Section 10.10 Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

Section 10.11 Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.